Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated February 13, 2015, relating to the financial statements and financial highlights, which appears in the December 31, 2014 Annual Report to Shareholders of Third Avenue Variable Series Trust – Third Avenue Value Portfolio (hereafter referred to as the “Portfolio”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 15, 2015